Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-215400

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
1.25% Convertible Senior Notes due 2025	$345,000,000.00(1)(2)	100%	$345,000,000.00(2)	$42,952.50(3)
Common stock, $0.001 par value per share	(4)	—	—	—(5)

(1)	Represents the aggregate principal amount of 1.25% Convertible Senior Notes due 2025 (the “Notes”) whose offer and sale are registered hereby.
(2)	Includes $45,000,000 aggregate principal amount of Notes that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional Notes.
(3)	Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.
(4)	Includes an indeterminate number of shares of common stock of Clovis Oncology, Inc. issuable upon conversion of the Notes. The initial maximum conversion rate of the Notes is 18.3789 shares of common stock per $1,000 principal amount of Notes. Pursuant to Rule 416 under the Securities Act, the amount of shares of common stock whose offer and sale is registered hereby includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, or similar transactions.
(5)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock issuable upon conversion of the Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege of the Notes.

Prospectus Supplement

(To Prospectus dated April 16, 2018)

$300,000,000

1.25% Convertible Senior Notes due 2025

Interest Payable May 1 and November 1

We are offering $300,000,000 principal amount of our 1.25% Convertible Senior Notes due 2025 (the “notes”). The notes will bear interest at a rate of 1.25% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2018. The notes will mature on May 1, 2025, unless earlier converted, redeemed or repurchased.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of a note, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate in effect on the conversion date, together, if applicable, with cash in lieu of any fractional share, as described in this prospectus supplement. The conversion rate will initially be 13.1278 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.17 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or upon our issuance of a notice of redemption, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or during the related redemption period in certain circumstances.

We may not redeem the notes prior to May 1, 2022. We may redeem the notes, at our option, in whole or in part, on or after May 1, 2022 if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which we provide written notice of redemption, at a cash redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as set forth under “Description of Notes—Optional redemption.” No sinking fund will be provided for the notes.

If we undergo a fundamental change (as defined herein) prior to the maturity date of the notes, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to all of our liabilities that are not so subordinated, including our currently outstanding 2.50% Convertible Senior Notes due 2021, effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Concurrently with this offering, we are also offering to the public approximately $100 million of shares of our common stock (or approximately $115 million of shares of our common stock if the underwriters of that offering exercise their option in full to purchase additional shares), which we refer to herein as the “Concurrent Offering,” pursuant to a separate prospectus supplement. This prospectus supplement and the accompanying prospectus are not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering. We cannot assure you that the Concurrent Offering will be completed. The completion of this offering is not contingent on the closing of the Concurrent Offering (nor is the completion of the Concurrent Offering contingent on the closing of this offering).

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.” On April 16, 2018 the last reported sale price of our common stock on the Nasdaq Global Select Market was $54.41 per share.

	Per Note	Total
Public offering price(1)	$1,000.00	$300,000,000
Underwriting discounts and commissions(2)	$27.50	$8,250,000
Proceeds to Clovis, before expenses	$972.50	$291,750,000

(1)	Plus accrued interest, if any, from April 19, 2018.
(2)	We refer you to “Underwriting” beginning on page S-62 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional $45,000,000 aggregate principal amount of notes.

Investing in our notes involves risks. See “Risk Factors” on page S-8 of this prospectus supplement and any other risk factors included in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase our notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of our common stock issuable upon the conversion of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about April 19, 2018.

Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

April 16, 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated April 16, 2018 are part of a registration statement, as amended, that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell notes in one or more offerings. We provide information to you about this offering of our notes in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information and “Incorporation by Reference.”

This prospectus supplement may not be used to consummate a sale of the notes unless it is accompanied by the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy the notes other than the notes described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Clovis Oncology®, the Clovis logo and Rubraca® are trademarks of Clovis Oncology, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus supplement are the property of their respective holders. Unless the context requires otherwise, references in this prospectus supplement to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc. together with its consolidated subsidiaries.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.clovisoncology.com, go to Investors & News to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase the notes. You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, relating to the notes being offered by this prospectus. This prospectus supplement and the accompanying prospectus, which constitute part of that registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the notes offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

S-ii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the date we close or otherwise terminate this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 27, 2018;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 26, 2017, and the additional definitive proxy soliciting materials, as filed with the SEC on April 26, 2017;

•	our Current Reports on Form 8-K, as filed with the SEC on July 7, 2017 and April 10, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on November 10, 2011, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, or contact Investor Relations at (303) 625-5000.

A statement contained in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this or any other prospectus supplement, or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information about us and this offering. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in the notes. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.

About Clovis

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. We target our development programs for the treatment of specific subsets of cancer populations, and simultaneously develop, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use.

Our marketed product Rubraca® (rucaparib) is approved in the United States by the Food and Drug Administration, or FDA, for two indications, encompassing two settings for the treatment of recurrent epithelial ovarian, fallopian tube or primary peritoneal cancer.

Beyond our initial labeled indication, we have a robust Rubraca clinical development program underway in a variety of solid tumor types, also including prostate and bladder cancers, and in July 2017, we entered into a broad clinical collaboration with Bristol-Myers Squibb Company to evaluate the combination of their immunotherapy Opdivo® (nivolumab) with Rubraca in several tumor types. We hold worldwide rights for Rubraca.

We have built our organization to support innovative oncology drug development for the treatment of specific subsets of cancer populations. To implement our strategy, we have assembled an experienced team with core competencies in global clinical and non-clinical development, regulatory operations and commercialization in oncology, as well as conducting collaborative relationships with companies specializing in companion diagnostic development.

We were incorporated under the laws of the State of Delaware in April 2009. Our principal executive offices are located at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, and our telephone number is (303) 625-5000. Our website address is www.clovisoncology.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

Recent Developments

On April 6, 2018, we announced that the FDA has approved Rubraca® tablets for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. FDA granted regular approval for Rubraca in this second, broader and earlier-line indication on a priority review timeline based on positive data from the ARIEL3 clinical trial. Diagnostic testing is not required for patients to be prescribed Rubraca in this maintenance treatment indication.

In addition, the FDA converted the initial Rubraca treatment indication approval that we received in December 2016, from accelerated to regular approval.

Rubraca has been included as part of the National Comprehensive Cancer Network, or NCCN, Clinical Practice Guidelines in Oncology Ovarian Cancer version 1.2018, as maintenance therapy for patients with platinum-sensitive epithelial ovarian, fallopian tube and primary peritoneal cancer who are in partial or complete response after completion of two or more lines of platinum-based therapy. The NCCN designated Rubraca as a category 2A treatment, which is the second highest category of evidence and consensus indicating that based upon lower-level evidence, there is a uniform NCCN consensus that the intervention is appropriate. We expect that inclusion in the NCCN guidelines will facilitate coverage and reimbursement for Rubraca by third-party payors in the maintenance treatment indication.

The Rubraca maintenance treatment indication approval is based on the results from the ARIEL3 trial, a double-blind, multicenter clinical trial in which 564 patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who were in response to platinum-based chemotherapy were randomized (2:1) to receive Rubraca tablets 600 mg orally twice daily (n=375) or placebo (n=189). Treatment was continued until disease progression or unacceptable toxicity. All patients had achieved a response (complete or partial) to their most recent platinum-based chemotherapy. Randomization was stratified by best response to last platinum (complete or partial), time to progression following the penultimate platinum therapy (6 to ≤ 12 months and > 12 months), and tumor biomarker status. The major efficacy outcome was investigator-assessed progression-free survival, or PFS, evaluated according to Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1.

The primary efficacy analysis evaluated three prospectively defined molecular sub-groups in a step-down manner: 1) tumor BRCA mutant (tBRCAmut) patients, inclusive of germline and somatic BRCA mutations (n=196); 2) patients with a homologous recombination deficiency, or HRD-positive, signature, including tBRCAmut patients and BRCA wild-type with high genomic loss of heterozygosity, or LOH (n=354), and, finally, 3) the intent-to-treat population, or all patients treated in the ARIEL3 trial (n=564). The ARIEL3 trial demonstrated a statistically significant improvement in PFS for patients randomized to Rubraca as compared with placebo in all patients, regardless of BRCA status. Median PFS in the tBRCAmut patients was 16.6 months (95% CI: 13.4–22.9) in the Rubraca group (n=130) versus 5.4 months (95% CI: 3.4–6.7) in the placebo group (n=66) (Hazard Ratio, or HR: 0.23 [95% CI: 0.16–0.34]; p<0.0001). Median PFS in the intent-to-treat population was 10.8 months (95% CI: 8.3–11.4) in the Rubraca group (n=375) versus 5.4 months (95% CI: 5.3–5.5) in the placebo group (n=189) (HR: 0.36 [95% CI: 0.30–0.45]; p<0.0001).

The safety evaluation of Rubraca for the maintenance treatment indication is based on data from 561 patients with recurrent ovarian cancer treated in the ARIEL3 trial. Most common adverse reactions in the ARIEL3 trial (≥ 20% of patients; Grade 1-4) were nausea (76%), fatigue/asthenia (73%), abdominal pain/distention (46%), rash (43%), dysgeusia (40%), anemia (39%), aspartate aminotransferase (AST)/alamine aminotransferase (ALT) elevation (38%), constipation (37%), vomiting (37%), diarrhea (32%), thrombocytopenia (29%), nasopharyngitis/upper respiratory tract infection (29%), stomatitis (28%), decreased appetite (23%), and neutropenia (20%). Most common laboratory abnormalities in the ARIEL3 trial (≥ 25% of patients; Grade 1-4) were increase in creatinine (98%), decrease in hemoglobin (88%), increase in cholesterol (84%), increase in ALT (73%), increase in AST (61%), decrease in platelets (44%), decrease in leukocytes (44%), decrease in neutrophils (38%), increase in alkaline phosphatase (37%), and decrease in lymphocytes (29%). In approximately 1,100 treated patients, myelodysplastic syndrome/acute myeloid leukemia, or MDS/AML, occurred in 12 patients (1.1%), including those in long term follow-up. Of these, 5 occurred during treatment or during the 28 day safety follow-up (0.5%). The duration of Rubraca treatment prior to the diagnosis of MDS/AML ranged from 1 month to approximately 28 months. Some cases of MDS/AML were fatal. The majority of adverse reactions and laboratory abnormalities were Grade 1-2.

On March 23, 2018, we announced that the Committee for Medicinal Products for Human Use, or CHMP, of the European Union’s European Medicines Agency, or EMA, has adopted a positive opinion recommending the granting of a conditional marketing authorization for Rubraca as monotherapy treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum based chemotherapy, and who are unable to tolerate further platinum based chemotherapy. We anticipate receiving a formal marketing authorization from the European Commission for Rubraca for this indication in the second quarter of 2018. As this is a conditional approval, it will be necessary to complete confirmatory post marketing commitments, including ensuring that sufficient partially platinum sensitive patients are enrolled in our ARIEL4 confirmatory trial to support the indication. This may require enrollment of additional patients into the study, increasing its overall size and extending the time for enrollment. In the event of such an approval from the European Commission for this treatment indication, we intend to submit to the EMA a variation to the marketing authorization for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy, for which we anticipate a CHMP opinion may come during the fourth quarter of 2018. In addition, the EMA’s Committee for Orphan Medicinal Products has decided to maintain the orphan drug designation with respect to the Rubraca treatment indication in the European Union.

A former securityholder has threatened to file a claim against us and certain of our current and former officers related to matters substantially similar to the recent and ongoing litigation against us related to rociletinib. In order to prevent further management distraction and focus on our business going forward, we have engaged in discussions to try to resolve the matter. Although there are no assurances that we will be able to resolve the matter on acceptable terms, we believe the matter may be resolved for an amount less than $10 million. In the event that a complaint is filed, we intend to vigorously defend against the allegations, but there can be no assurance the defense will be successful.

THE OFFERING

Issuer	Clovis Oncology, Inc., a Delaware corporation.

Securities	$300,000,000 aggregate principal amount of 1.25% Convertible Senior Notes due 2025 (plus up to an additional $45,000,000 aggregate principal amount pursuant to the underwriters’ option to purchase additional notes).

Maturity	May 1, 2025, unless earlier converted, redeemed or repurchased.

Interest	1.25% per year. Interest will accrue from April 19, 2018 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2018. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of default.”

Conversion rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the notes is initially 13.1278 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.17 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will deliver for each $1,000 principal amount of notes converted a number of shares of our common stock equal to the conversion rate (together with a cash payment in lieu of delivering any fractional share) on the second business day following the relevant conversion date.

See “Description of Notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to the maturity date or upon our issuance of a notice of redemption, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or during the related redemption period in certain circumstances, as described under “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the delivery to you of the shares of our common stock together with a cash payment for any fractional share, upon conversion of a note. See “Description of Notes—Conversion rights—General.”

Redemption at our option	We may not redeem the notes prior to May 1, 2022. We may redeem the notes, at our option, in whole or in part on or after May 1, 2022 if the last reported sale price per share of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which we provide written notice of redemption, at a cash redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” will be provided for the notes, and, except as described below in connection with a fundamental change, we are not required to redeem or retire the notes periodically.

We will give written notice of redemption not less than 30 nor more than 60 calendar days before the redemption date to the trustee, the conversion agent (if other than the trustee), the paying agent and each holder of notes. See “Description of Notes—Optional redemption.”

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental change permits holders to require us to repurchase notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental change permits holders to require us to repurchase notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to all of our liabilities that are not so subordinated, including our 2.50% Convertible Senior Notes due 2021;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $291.0 million (or approximately $334.8 million if the underwriters exercise their option pursuant to this offering to purchase additional notes in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We anticipate that we will use the net proceeds of this offering, together with the proceeds of the Concurrent Offering, which we expect to be approximately $94.0 million (or approximately $108.1 million if the underwriters for the Concurrent Offering exercise in full their option to purchase additional shares), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of our development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Concurrent offering	Concurrently with this offering, we are also offering to the public approximately $100 million of shares of our common stock (or approximately $115 million of shares of our common stock if the underwriters of that offering exercise their option in full to purchase additional shares) pursuant to a separate prospectus supplement. We cannot assure you that the Concurrent Offering will be completed, or if completed, on what terms it will be competed. The completion of this offering is not contingent on the closing of the Concurrent Offering (nor is the completion of the Concurrent Offering contingent on the closing of this offering).

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or “DTC,” and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax considerations	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock issuable upon the conversion of the notes, see “Material U.S. Federal Income Tax Considerations.”

Nasdaq Global Select Market symbol for our common stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “CLVS.”

Trustee, paying agent and conversion agent	The Bank of New York Mellon Trust Company, N.A.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the:

•	exercise by the underwriters pursuant to this offering of their option to purchase up to an additional $45,000,000 aggregate principal amount of notes; or

•	exercise by the underwriters pursuant to the Concurrent Offering of their option to purchase up to an additional approximately $15 million of shares of our common stock.

RISK FACTORS

Investing in the notes involves significant risks. Please see the risk factors below and under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement, including those described under “Cautionary Note Regarding Forward-Looking Statements,” and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We are the subject of an ongoing investigation by the SEC, and the SEC’s staff has notified us that the staff intends to recommend that the SEC bring a civil action against us and certain of our current and former officers.

As previously disclosed, the Company has received inquiries and requests for information from governmental agencies, including the U.S. Securities and Exchange Commission, relating to the Company’s regulatory update announcement in November 2015 that the FDA requested additional clinical data on the efficacy and safety of rociletinib. On April 9, 2018, we received a “Wells Notice” letter from the staff of the SEC, issued in connection with this investigation. Certain of our current and former officers also received Wells Notices.

The Wells Notices provide notification of the SEC staff’s determination that it intends to recommend to the SEC that it bring a civil action against us and certain of our current and former officers regarding possible violations of Sections 17(a)(1), (2) and (3) of the Securities Act of 1933 and Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and Rules 10b-5(a), (b), and (c), 12b-20, and 13a-11 thereunder. The Wells Notices state that the SEC staff’s recommendation may involve a civil injunctive action, public administrative proceeding, and/or cease-and-desist proceeding, and may seek remedies that include an injunction, a cease-and-desist order, disgorgement, pre-judgment interest, and civil money penalties, and in the case of certain officers a bar from service as an officer or director of a public company.

Under SEC procedures, a recipient of a Wells Notice has an opportunity to respond in the form of a “Wells submission” that seeks to persuade the SEC that such an action should not be brought. The Company and its current and former officers intend to provide to the SEC staff Wells submissions to further explain their views and beliefs that no enforcement action is warranted against the Company or any individuals associated with the Company. The receipt of the Wells Notice does not change the Company’s beliefs that it has complied with all laws and regulations, and therefore, the Company intends to contest any charges that may be brought.

We cannot predict the scope, timing, or other outcomes of the investigation or civil actions, if any, and other matters referred to herein, or the ultimate outcome of any proceedings that might be initiated which may result in the imposition of fines and penalties, which may be significant, and other remedies and sanctions, any of which could impact our ability to obtain financing, our stock price, or the ability to attract or retain key employees. Furthermore, regardless of the outcome of the investigation, the investigation itself has resulted, and may continue to result, in substantial uninsured costs, use of resources and diversion of the attention of management and other employees, which could adversely affect our business. Furthermore, publicity surrounding any civil action that may be brought by the SEC, even if ultimately resolved favorably for us, could have an adverse impact on our reputation, business, financial condition, results of operations or cash flows. We are currently incurring legal expenses in connection with this matter and anticipate that we will be required to indemnify certain current and former officers with respect thereto. We will not receive any further contributions from our insurance carriers for any amounts (including damages, settlement costs or legal fees) relating to these matters. We cannot predict what impact, if any, these matters may have on our business, financial condition, results of operations and cash flow, though they may be material.

Risks Related to the Notes and Our Common Stock

The notes are effectively subordinated to any liabilities of our subsidiaries.

The notes will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to all of our liabilities that are not so subordinated, including our 2.50% Convertible Senior Notes due 2021;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full, and the assets of our subsidiaries will be available to pay obligations on the notes only after debt and other liabilities of those subsidiaries have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit our subsidiaries from incurring additional liabilities.

The notes are our obligations only, and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual and other restrictions and are subject to other business and tax considerations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The trading price of our common stock has been, and may continue to be, volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

In addition, the stock market in general, and the Nasdaq Global Select Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described or referred to in these “Risk Factors,” could have a dramatic and material adverse effect on the market price of our common stock. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt, subject to the restrictions contained in our future debt instruments, some of which may be secured debt. As of December 31, 2017, we had approximately $287.5 million of outstanding indebtedness. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our other indebtedness may limit our ability to repurchase the notes.

Holders of the notes will have the right to require us to repurchase all or a portion of their notes if we undergo a fundamental change prior to the maturity date of the notes at a cash repurchase price generally equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. See “Description of Notes—Fundamental change permits holders to require us to repurchase notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to repurchase the notes. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the notes. Our failure to repurchase notes when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the notes.

Holders of notes will not be entitled to any rights with respect to the underlying shares of our common stock, but they will be subject to all changes made with respect to our common stock.

Holders of notes will not be entitled to any rights with respect to the underlying shares of our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until they convert their notes and are deemed to be a holder of record of the shares, if any, issuable upon conversion, but they will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before the date a converting holder is deemed to be a record holder of the shares, if any, issuable upon conversion, then the converting holder will not be entitled to vote those shares on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

We will make only limited covenants in the indenture governing the notes, and these limited covenants may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, will not protect holders of the notes in the event that we experience adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to guarantee or incur indebtedness, which would rank structurally senior to the notes;

•	limit our ability to incur additional indebtedness, including secured indebtedness;

•	restrict our subsidiaries’ ability to issue securities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase our securities; or

•	restrict our ability to make investments or pay dividends or make other payments in respect of our common stock or our other indebtedness.

Furthermore, the indenture governing the notes will contain only limited protections in the event of a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or certain recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes or a “make-whole fundamental change” that permits holders to convert their notes at an increased conversion rate in certain circumstances. For these reasons, the limited covenants in the indenture governing the notes may not protect your investment in the notes.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or during a redemption period may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date or upon our issuance of a notice of redemption, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or during the related redemption period. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or the date we send the related redemption notice, as applicable, and the price paid (or deemed to be paid) per share of our common stock in such transaction or upon redemption, as described below under “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or during a redemption period may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $300.00 per share or less than $54.41 per share (in each case, subject to adjustment), then no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 18.3789 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or upon redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, and adversely affect the holders of notes.

In addition, absent the occurrence of a fundamental change or a make-whole fundamental change as described under “Description of Notes—Fundamental change permits holders to require us to repurchase notes” or “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period,” changes in the composition of our board of directors will not provide holders with the right to require us to repurchase the notes or to an increase in the conversion rate upon conversion.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, if at all, or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, if you are a person subject to U.S. federal income taxation, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our assets and earnings could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs or we issue a notice of redemption prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change or during the redemption period. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from or set off against subsequent payments with respect to the notes (or, in certain cases, the common stock) to satisfy any applicable withholding tax or set off against other funds or assets of the non-U.S. holder. See “Material U.S. Federal Income Tax Considerations.”

Provisions in the indenture could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the notes and the indenture could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then holders will have the right to require us to repurchase their notes for cash. In addition, if a takeover constitutes a make-whole fundamental change, then we may be required to temporarily increase the conversion rate. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that holders or holders of our common stock may view as favorable.

Because the notes will initially be held in book-entry form, holders must rely on DTC’s procedures to exercise their rights and remedies.

We will initially issue the notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book-entry, settlement and clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the net proceeds from the Concurrent Offering, if completed, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We anticipate that we will use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, if completed, for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of our development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering or the net proceeds from the Concurrent Offering, if completed, in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus supplement and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned non-clinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us, as well as the uses of proceeds from this offering and the Concurrent Offering and the successful completion of this offering and the Concurrent Offering.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted include:

•	the rate and degree of market acceptance and commercial viability, including the safety, efficacy and potency of Rubraca and our other product candidates;

•

our expectations regarding the FDA’s and other regulatory authorities’ interpretation of our data and information on our product candidates and the impact on our business of the FDA’s and other regulatory authorities’ interpretation of our submissions, filing decisions by the FDA and other regulatory authorities, potential advisory committee meeting dates and advisory committee recommendations, and FDA and other regulatory authorities product approval decisions and related timelines;

•

the successful development of our sales and marketing capabilities, including establishing and maintaining an appropriate commercial infrastructure necessary for the successful commercialization of Rubraca;

•	the success of competing drugs that are or become available;

•	the success and timing of our non-clinical studies and clinical trials;

•

our ability to verify the clinical benefit of Rubraca through our confirmatory trials and to satisfy other post-marketing requirements and post-marketing commitments, our ability to obtain and maintain regulatory approval of Rubraca and our other product candidates, and the labeling under Rubraca and any other approval we may obtain;

•

our ability to engage and retain third-party manufacturers with sufficient capability and capacity to support the commercialization of Rubraca and our other product candidates, and the performance of such third-party manufacturers;

•	third-party payor coverage and reimbursement for Rubraca;

•	our ability, with partners, to validate, develop and obtain regulatory approval of companion diagnostics for our product candidates;

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	our ability to maintain our collaborations with our licensing partners to develop our product candidates;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	whether future study results will be consistent with study findings to date;

•	our plans to develop and commercialize our product candidates;

•	the loss of key scientific or management personnel;

•	regulatory developments in the United States and foreign countries;

•	our use of the proceeds from this offering and our ability to raise additional funds to support our business plans;

•	the integration of acquired businesses into our operations;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

•

the impact of any litigation or investigation, including the pending securities claims and inquiries from governmental agencies, on us and the sufficiency of our insurance, including our directors’ and officers’ policies.

Any forward-looking statements that we make in this prospectus supplement speak only as of the date of such statement, and unless required by law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Please refer to the section entitled “Risk Factors” of this prospectus supplement, and any other risk factors set forth in the accompanying prospectus and in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the notes in this offering will be approximately $291.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option pursuant to this offering to purchase additional notes in full, we estimate that our net proceeds will be approximately $334.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, if completed, which we expect to be approximately $94.0 million (or approximately $108.1 million if the underwriters for the Concurrent Offering exercise in full their option to purchase additional shares), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of our development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital.

Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges in each of the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

Year ended December 31,
2017	2016	2015	2014	2013
—	—	—	—	—

For the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, we had earnings to fixed charges deficiencies of $350.0 million, $381.2 million, $381.9 million, $157.7 million and $84.5 million, respectively.

For the purposes of computing this ratio, “earnings” consist of income (loss) before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of the sum of: (a) interest expense; (b) amortized discounts; and (c) an estimate of the interest within rental expense.

We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and available for sale securities and our consolidated capitalization as of December 31, 2017 on:

•	an actual basis;

•	an as adjusted basis giving additional effect to the sale of $300,000,000 million aggregate principal amount of 1.25% Convertible Senior Notes due 2025 in this offering; and

•

an as further adjusted basis giving additional effect to the sale of 1,837,898 of shares of our common stock in the Concurrent Offering, at a public offering price of $54.41 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The closing of this offering is not contingent upon the completion of the Concurrent Offering, therefore you should not assume that the Concurrent Offering, as reflected in the as further adjusted column below, will take place. You should read this table in conjunction with the entire prospectus supplement, the accompanying prospectus and information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
	(dollars in thousands)
Cash, cash equivalents and available for sale securities	$563,731	$854,763	$948,774

Long-term debt:
2.50% Convertible Senior Notes due 2021(1)	$287,500	$287,500	$287,500
1.25% Convertible Senior Notes due 2025(2)	—	300,000	300,000

Total long-term debt	287,500	587,500	587,500

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized and no shares issued and outstanding, actual and as adjusted	—	—	—
Common stock, par value $0.001 per share; 100,000,000 shares authorized and 50,565,119 shares issued and outstanding, actual; 50,565,119 shares issued and outstanding, as adjusted; 52,403,017 shares issued and outstanding, as further adjusted	51	51	52
Additional paid-in capital	1,887,198	1,887,198	1,981,207
Accumulated other comprehensive loss	(42,173)	(42,173)	(42,173)
Accumulated deficit	(1,477,440)	(1,447,440)	(1,477,440)

Total stockholders’ equity	367,636	367,636	461,646

Total capitalization	$655,136	$955,136	$1,049,146

(1)	The amounts shown in the table above for our 2.50% convertible senior notes due 2021 represent their principal amount. The carrying amount of these notes as of December 31, 2017 was approximately $282.4 million, which represents their principal amount net of unamortized debt issuance costs.
(2)	The amounts shown in the table above for the notes we are offering represent their principal amount.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•	5,789,735 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2017 at a weighted-average exercise price of $ 46.77 per share;

•	589,529 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2017;

•

2,589,033 shares of our common stock reserved for future issuance under our 2011 Plan, as of December 31, 2017, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms;

•

558,870 shares of our common stock reserved for future issuance under our ESPP, as of December 31, 2017, plus any annual increases in the number of shares of our common stock reserved for future issuance under the ESPP pursuant to an “evergreen provision” and any other shares that may become issuable under the ESPP pursuant to its terms;

•	4,646,460 shares of our common stock that may be issuable upon conversion of our 2.50% Convertible Senior Notes due 2021; and

•	the number of shares of our common stock that may be issuable upon conversion of the notes being offered by us in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CLVS.” Trading of our common stock commenced on November 16, 2011, following the completion of our initial public offering. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the Nasdaq Global Select Market:

	HIGH	LOW
Year Ended December 31, 2016
First Quarter	$34.75	$16.78
Second Quarter	$20.90	$11.57
Third Quarter	$40.29	$13.43
Fourth Quarter	$46.97	$25.50
Year Ended December 31, 2017
First Quarter	$74.94	$39.83
Second Quarter	$96.92	$45.42
Third Quarter	$99.45	$64.61
Fourth Quarter	$86.26	$57.33
Year Ending December 31, 2018
First Quarter	$68.92	$46.78
Second Quarter (through April 16, 2018)	$65.24	$48.70

On April 16, 2018, the last reported sale price of our common stock on the Nasdaq Global Select Market was $54.41. On February 13, 2018, there were approximately 24 holders of record of our common stock.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture, to be dated as of the date of initial issuance of the notes, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture, to be dated as of the date of initial issuance of the notes, between us and the trustee. We refer to the base indenture and the supplemental indenture together as the indenture.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. In addition, the indenture and the notes will be deemed to include certain terms that are made a part of the indenture and the notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

This “Description of Notes” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities.”

You may request a copy of the indenture from us as described under “Where you can find more information.”

For purposes of this description, references to “we,” “our” and “us” refer only to Clovis Oncology, Inc. and not to its subsidiaries.

As used in this description, “close of business” means 5:00 p.m., New York City time, and “open of business” means 9:00 a.m., New York City time.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $300,000,000 (or $345,000,000 if the underwriters’ option to purchase additional notes is exercised in full);

•	accrue interest from April 19, 2018 at an annual rate of 1.25% payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2018;

•

be subject to redemption at our option, in whole or in part, on or after May 1, 2022 if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which we provide written notice of redemption, at a cash redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Optional redemption”;

•

be subject to repurchase by us at the option of the holders following a fundamental change occurring prior to the maturity date (as defined below under “—Fundamental change permits holders to require us to repurchase notes”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

•	mature on May 1, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms;

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to satisfaction of certain conditions, the notes may be converted at an initial conversion rate of 13.1278 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.17 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as described under “—Conversion rights—Settlement upon conversion.”

You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to repurchase notes” and “—Consolidation, merger or sale of assets” below and except for the provisions set forth under “—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction, or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and cancellation

We will cause all notes surrendered for payment, redemption, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction, private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or cash-settled derivatives, in each case without prior notice to holders. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay or cause the paying agent to pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to registered holders holding certificated notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to registered holders holding certificated notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon written application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase upon a fundamental change.

The registered holder of a note on the books of the registrar will be treated as its owner for all purposes.

Interest

The notes will accrue interest at a rate of 1.25% per year until maturity. Interest on the notes will accrue from April 19, 2018 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2018.

Interest will be paid to the person in whose name a note is registered at the close of business on April 15 and October 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required fundamental change repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full. The notes will rank structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of December 31, 2017, excluding our subsidiaries and intercompany indebtedness, we had no secured indebtedness and $287.5 million of unsecured indebtedness, all of which was senior indebtedness, and our subsidiaries had $2.7 million of indebtedness and other liabilities, including trade payables but, excluding intercompany liabilities.

We may not be able to pay cash for the fundamental change repurchase price if a holder requires us to repurchase notes upon a fundamental change as described below. See “Risk Factors—Risks Related to the Notes and Our Common Stock—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our other indebtedness may limit our ability to repurchase the notes.”

Optional redemption

No “sinking fund” will be provided for the notes, and, except as described below in connection with a fundamental change, we are not required to redeem or retire the notes periodically. Prior to May 1, 2022, the notes will not be redeemable. On or after May 1, 2022, we may redeem all or part of the notes if the last reported sale price (as defined under “—Conversion rights—Settlement upon conversion”) of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which we provide written notice of redemption (a “redemption notice date”). In the case of any optional redemption, we will provide not less than 30 nor more than 60 calendar days’ written notice before the redemption date to the trustee, the conversion agent, the paying agent and each holder of notes, and we will redeem the notes at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Any notes redeemed by us will be paid for in cash. The redemption date must be a business day.

Notwithstanding the foregoing, if we set a redemption date after a regular record date and on or before the corresponding interest payment date for a note, we will pay the full amount of the relevant interest payment on such interest payment date to the holder of record of such note on such a regular record date, and the redemption price will not include any interest.

With respect to any notes that are converted during a redemption period as described under “—Conversion rights—General,” we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under “—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period.”

If we redeem notes in part, then the notes to be redeemed will be selected according to DTC’s applicable procedures, in the case of notes represented by a global note, or, in the case of notes in certificated form, the notes shall be selected by lot.

If a portion of your notes have been selected for redemption and you convert a portion of such notes, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any such note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion rights

General

Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the notes will initially be 13.1278 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.17 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by delivering shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as set forth below under “—Settlement upon conversion.” We will settle our conversion obligation on the second business day immediately following the relevant conversion date. The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call any notes for redemption, a holder of notes may convert its notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If a holder elects to convert such notes from, and including, the redemption notice date until the close of business on the business day immediately preceding the related redemption date (any such period, a “redemption period”), we will, under certain circumstances, increase the conversion rate for the notes as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period.” If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its fundamental change purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon conversion.” Our delivery to you of the full number of shares, together with a cash payment for any fractional share, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately after the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders of notes as of the close of business on the regular record date immediately preceding the maturity date, or immediately preceding any redemption date or fundamental change repurchase date described in the bullets in the preceding paragraph, will receive the full interest payment due on the maturity date or other applicable interest payment date regardless of whether their notes have been converted following such regular record date.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect immediately after the close of business on the conversion date for such conversion, together with a cash payment in lieu of delivering any fractional share of common stock issuable upon conversion based on the last reported sale price of our common stock on such conversion date. We will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date therefor, and the person in whose name the shares of our common stock shall be issuable upon such conversion will be deemed to become the holder of record of such shares as of the close of business on such conversion date.

For purposes of determining whether we may redeem the notes as set forth under “Description of Notes—Optional redemption” and for purposes of determining amounts due upon conversion, the “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for The Nasdaq Global Select Market, or if our common stock is not then listed on The Nasdaq Global Select Market, then such other principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Exchange in lieu of conversion

When a holder surrenders notes for conversion, we may, at our election, direct the conversion agent to surrender, on or prior to the business day immediately following the relevant conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to pay and/or deliver, as applicable, in exchange for such notes, all of the shares of our common stock (and cash in lieu of fractional shares) otherwise due upon conversion, all as provided under “—Settlement upon conversion” above. By the close of business on the business day immediately following the relevant conversion date, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion.

If the designated financial institution accepts any such notes, it will deliver the shares of our common stock (and cash in lieu of fractional shares) due upon conversion to the transfer agent, and the transfer agent will deliver such shares of our common stock (and cash in lieu of fractional shares) to such holder on the second business day immediately following the relevant conversion date. Any notes exchanged by the designated institution will remain outstanding. If the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related shares of our common stock (and cash in lieu of fractional shares) or if such designated financial institution does not accept the notes for exchange, we will convert the notes and deliver the shares or our common stock (and cash in lieu of fractional shares) due upon conversion on the second business day immediately following the relevant conversion date as described above in this “—Conversion rights” section.

Our designation of a financial institution to which the notes may be submitted for exchange does not require the financial institution to accept any notes (unless the financial institution has separately made an agreement with us). We may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0	x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the applicable 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment is required (or would be required, disregarding the “deferral exception” (as defined below)) pursuant to clause (1) or (2) above;

•	rights issued pursuant to a stockholders right plan, except to the extent described below;

•	dividends or distributions paid exclusively in cash as to which an adjustment is required (or would be required, disregarding the deferral exception) pursuant to clause (4) below;

•

distributions of reference property in a common stock change event, as to which the provisions described below under the caption “—Recapitalizations, reclassifications and changes of our common stock” will apply); and

•	spin-offs, as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0	x	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof), as of the record date for such distribution, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0	x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the last trading day of the spin-off valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the close of business on the last trading day of the spin-off valuation period;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion rights—Settlement upon conversion” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “spin-off valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the spin-off valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last trading day of the spin-off valuation period; provided that in respect of any conversion of notes with a conversion date occurring during the spin-off valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, such conversion date in determining the conversion rate applicable to such conversion.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period (such period, the “tender/exchange offer valuation period”) commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1= CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the last trading day of the tender/exchange offer valuation period;

CR1 =	the conversion rate in effect immediately after the close of business on the last trading day of the tender/exchange offer valuation period;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the time such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the tender/exchange offer valuation period;

provided, however, that the conversion rate will in no event be adjusted down pursuant to the provisions described in this clause (5), except to the extent provided in the second immediately following paragraph.

The adjustment to the conversion rate pursuant to this clause (5) under will occur on the last trading day of the tender/exchange offer valuation period; provided that in respect of any conversion of notes with a conversion date occurring during the tender/exchange offer valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer to, and including, such conversion date in determining the conversion rate applicable to such conversion.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective as described above on any record date, and a holder that has converted its notes with a conversion date occurring on such record date would be treated as the record holder of shares of our common stock as of such record date as described under “—Settlement upon conversion” based on such adjusted conversion rate, then, notwithstanding the foregoing conversion rate adjustment provisions, for purposes of such conversion, such conversion rate adjustment will not be made. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for purposes of the preceding sentence.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to applicable stock exchange rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to applicable stock exchange rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.” Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from interest and payments of cash or common stock upon conversion, repurchase or maturity of the notes or sales proceeds received by a holder, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those amounts may be set off against such payments of cash or common stock received by, or other funds or assets of, such holder.

If we have a stockholders rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the stockholders rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable stockholders rights plan, the conversion rate for the notes will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program, including, pursuant to structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, in each case that is not a tender offer or exchange offer of the nature described in clause (5) above;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment to the conversion rate that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (i) in connection with any subsequent adjustment to the conversion rate of at least 1% when taken together with all prior deferred adjustments that have not yet been given effect; (ii) (x) on the conversion date for any notes, (y) upon the occurrence of any make-whole fundamental change or fundamental change, or (z) upon our issuance of any notice of redemption. We refer to the provision described in this paragraph as the “deferral exception.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification, or change of our common stock (other than a change in par value or changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease, or other transfer to a third-party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, including cash or any combination thereof (such transaction, a “common stock change event,” and such stock, securities, property, asset or cash, “reference property,” and the amount and kind of reference property that a holder of one share of common stock would be entitled to receive on account of such transaction (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “reference property unit”), then, at and after the effective time of the transaction, (x) the consideration due upon conversion of any note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of common stock in this section titled “ —Conversion rights” (or in any related definitions) were instead a reference to the same number of reference property units; (y) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” the term “common stock” will be deemed to mean the common equity, if any, forming part of such reference property; and (z) for purposes of the redemption provisions described above under the caption “ —Optional redemption,” each reference to any number of shares of our common stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of reference property units. For these purposes, the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the common stock change event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders, the trustee, and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible as described above will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion rate adjustments” above. If the reference property in respect of any common stock change event includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such common stock change event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental change permits holders to require us to repurchase notes” below, as our board of directors or committee thereof reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any common stock change event unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices over a span of multiple days (including to calculate the “stock price”), we will make appropriate adjustments, if any, to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when such last reported sale prices are to be calculated.

Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period

If the “effective date” (as defined below) of a “fundamental change,” as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof (such a fundamental change, a “make-whole fundamental change”) occurs prior to the maturity date, and a holder elects to convert its notes in connection with such make-whole fundamental change, or if we issue a notice of redemption as set forth under “Description of Notes—Optional redemption” and a holder elects to convert notes during the related redemption period, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the conversion date of such conversion occurs during the period from, and including, the effective date of the make-whole fundamental change to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, to, and including, the 35th trading day immediately following the effective date of such make-whole fundamental change).

For the avoidance of doubt, upon conversion of notes in connection with a make-whole fundamental change or during a redemption period, we will deliver shares of our common stock, including the additional shares, as described under “—Settlement upon conversion,” subject to the provisions described above under the caption “—Recapitalizations, reclassifications and changes of our common stock.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, then for any conversion of notes with a conversion date on or after the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. We will notify holders of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) or the redemption notice date, as applicable, and the “stock price” for such make-whole fundamental change or the related redemption, as applicable. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the redemption notice date, as the case may be. In the event that a conversion during a redemption period would also be deemed to be in connection with a make-whole fundamental change, a holder of the notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the applicable redemption notice date or the effective date of the applicable make-whole fundamental change, and the later event will be deemed not to have occurred for purposes of this section.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes:

Effective Date / Redemption Notice Date	Stock Price
	$54.41	$61.00	$68.00	$76.17	$85.00	$100.00	$115.00	$130.00	$150.00	$175.00	$200.00	$250.00	$300.00
April 19, 2018	5.2511	4.2933	3.5259	2.8534	2.3113	1.6717	1.2493	0.9565	0.6885	0.4693	0.3244	0.1498	0.0515
May 1, 2019	5.2511	4.2703	3.4754	2.7836	2.2312	1.5873	1.1690	0.8837	0.6269	0.4213	0.2882	0.1314	0.0454
May 1, 2020	5.2511	4.2462	3.4159	2.6998	2.1340	1.4852	1.0725	0.7969	0.5545	0.3658	0.2468	0.1108	0.0380
May 1, 2021	5.2511	4.1943	3.3212	2.5770	1.9976	1.3475	0.9460	0.6858	0.4643	0.2983	0.1976	0.0870	0.0297
May 1, 2022	5.2511	4.0893	3.1640	2.3879	1.7968	1.1549	0.7763	0.5420	0.3524	0.2183	0.1414	0.0610	0.0209
May 1, 2023	5.2511	3.9023	2.9043	2.0894	1.4915	0.8803	0.5491	0.3608	0.2211	0.1313	0.0836	0.0366	0.0132
May 1, 2024	5.2511	3.5867	2.4526	1.5756	0.9908	0.4814	0.2592	0.1546	0.0889	0.0523	0.0343	0.0165	0.0070
May 1, 2025	5.2511	3.2656	1.5781	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates or redemption notice dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date or redemption notice date, as the case may be, is between two effective dates or redemption notice dates, as applicable, in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates or redemption notice dates, as applicable, based on a 365- or 366-day year, as applicable.

•

If the stock price is greater than $300.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $54.41 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 18.3789 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or during a redemption period could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our wholly owned subsidiaries, files a Schedule TO or any schedule, form or report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act of our common equity representing more than 50% of the voting power of our common equity;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into or exchanged for cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a “fundamental change” pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock ceases to be listed or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

For purposes of the definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clause (1) and clause (2) of such definition shall be deemed a fundamental change solely under clause (2) of such definition.

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and such transaction constitutes a common stock change event whose reference property consists of such consideration.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing the fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate as a result of the fundamental change;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right with respect to a certificated note, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, subject to postponement to comply with changes in applicable law after the date of the indenture, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, you must instead comply with the applicable DTC procedures to exercise the fundamental change repurchase right.

Holders may withdraw (in whole or in part) any repurchase notice for a certificate note by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, you must instead comply with the applicable DTC procedures to withdraw your exercise of the fundamental change repurchase right.

We will be required to repurchase the notes that have been validly tendered and not withdrawn prior to the close of business on the Business Day immediately preceeding the fundamental change repurchase date, subject to postponement to comply with changes in applicable law after the date of the indenture. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder of such notes will terminate (other than the right to receive the fundamental change repurchase price),

in each case, subject to the right of a holder of any note as of the close of business on any regular record date to receive the related interest payment on the corresponding interest payment date.

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental change permits holders to require us to repurchase notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if (i) a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above; and (ii) such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes or be entitled to an increase in the conversion rate upon conversion as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period” in circumstances involving a significant change in the composition of our board unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease, or transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and Our Common Stock—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our other indebtedness may limit our ability to repurchase the notes.” If we fail to repurchase notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger or sale of assets

For purposes of the notes, the description below under this section titled “—Consolidation, merger or sale of assets” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Mergers and Other Transactions.”

The indenture will provide that we will not consolidate with or merge with or into, or sell, lease or otherwise transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole to another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture, and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we will be discharged from our obligations under the notes and the indenture, except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

For purposes of the notes, the description below under this section titled “—Events of default” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Events of Default and Remedies” and in the second paragraph under the caption “Description of Debt Securities—Concerning the Trustee.”

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4)	our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to repurchase notes” or notice of a make-whole fundamental change as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period,” in each case when due;

(5)	our failure to comply with our obligations under “—Consolidation, merger or sale of assets”;

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

(7)	default by us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25.0 million (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such default continues for a period of 30 days without such default having been cured or waived, such acceleration having been rescinded or annulled (if applicable) and such indebtedness not having been paid or discharged; or

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X.

If an event of default occurs and is continuing, the trustee by written notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. However, in case of certain events of bankruptcy, insolvency or reorganization involving us (and not solely involving one or more of our significant subsidiaries), 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such an acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90 days after the occurrence of such an event of default and 0.50% per annum of the principal amount of the notes outstanding from the 91st day to, and including, the 180th day following the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default under the indenture. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraphs, we must notify all holders of the notes, the trustee, and the paying agent of such election prior to the occurrence of such event of default. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

In no event shall additional interest payable at our election for failure to comply with our reporting obligations pursuant to this “—Events of default” accrue at a rate in excess of 0.50% per annum pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults with respect to the notes (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture.

The indenture will provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification or security satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and the trustee is notified in writing of such default, the trustee must deliver to each holder of certificated notes or send electronically to holders of global notes notice of the default within 90 days after it receives notice thereof. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year under the indenture.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and amendment

For purposes of the notes, the description below under this section titled “—Modification and amendment” supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities—Modification of the Indenture or Other Indentures.”

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any note;

(5)	reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of the notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money or at a place of payment other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture and/or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency that is not materially adverse to holders of the notes;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture in accordance with the provisions of the indenture and the notes described above under “—Consolidation, merger or sale of assets”;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us under the indenture;

(6)	make any change that does not adversely affect the rights of any holder in any material respect;

(7)	increase the conversion rate as provided in the indenture;

(8)	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(9)	provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(10)	make provisions with respect to conversion rights of the holders of the notes as described under “—Conversion rights—Recapitalizations, reclassifications and changes of our common stock” in accordance with the applicable provisions of the indenture;

(11)	comply with any requirement of the SEC in connection with any qualification of the indenture or any supplemental indenture under the Trust Indenture Act; or

(12)	conform the provisions of the indenture to any provision of the “Description of Notes” section of the preliminary prospectus supplement for this offering, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations with respect to the notes under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock or other reference property sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of the notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. Upon written request, we will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall not be responsible for determining whether such filings have been made. We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act. Delivery of reports, information and documents to the trustee under the indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Trustee

The Bank of New York Mellon Trust Company, N.A. is the initial trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

None of us, the trustee, the registrar, paying agent, conversion agent or any underwriter will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF OTHER INDEBTEDNESS

As of December 31, 2017, $287.5 million aggregate principal amount of our 2.50% Convertible Senior Notes due 2021 were outstanding (the “2021 Notes”). The 2021 Notes were issued pursuant to that certain Indenture, dated as of September 9, 2014 (the “2014 Indenture”), by and between Clovis Oncology, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.

The 2021 Notes are our senior unsecured obligations, ranking senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 2021 Notes; equal in right of payment to all of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The 2021 Notes will mature on September 15, 2021. Interest on the 2021 Notes is payable on March 15 and September 15 of each year.

The 2021 Notes are convertible at an initial conversion rate of 16.1616 shares of our common stock per $1,000 principal amount of 2021 Notes (equivalent to an initial conversion price of approximately $61.88 per share of common stock). The conversion rate is subject to adjustment in some events as described in the 2014 Indenture. Holders may convert their 2021 Notes at any time prior to the close of business on the business day immediately preceding the maturity date. In addition, following certain corporate events that occur prior to the maturity date or upon our issuance of a notice of redemption, we will increase the conversion rate for a holder who elects to convert its 2021 Notes in connection with such corporate event or during the related redemption period in certain circumstances by a specified number of shares of common stock as described in the 2014 Indenture.

We do not have the right to redeem the 2021 Notes prior to September 15, 2018. On or after September 15, 2018, we may redeem the 2021 Notes, in whole or in part, if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which we provide written notice of redemption. In the case of any optional redemption, we will redeem the 2021 Notes at a redemption price equal to 100% of the principal amount of such 2021 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If we undergo a fundamental change described in the 2014 Indenture prior to the maturity date of the 2021 Notes, holders of the 2021 Notes may require us to repurchase for cash all or part of their 2021 Notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount of the 2021 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The 2014 Indenture provides for customary terms and covenants, including that upon certain events of default, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2021 Notes then outstanding may declare the unpaid principal amount of the 2021 Notes and accrued and unpaid interest, if any, thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of the 2021 Notes together with accrued and unpaid interest, if any, thereon will automatically become and be immediately due and payable.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

General

Our amended and restated certificate of incorporation authorizes us to issue up to 100 million shares of common stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding preferred stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of December 31, 2017, 50,565,119 shares of our common stock were outstanding.

As of December 31, 2017, options to purchase 5,789,735 shares of our common stock at a weighted average exercise price of $ 46.77 per share were outstanding.

As of December 31, 2017, 589,529 shares of our common stock were issuable upon the vesting of restricted stock units outstanding.

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock par value $0.001 per share, in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of December 31, 2017, no shares of our preferred stock were outstanding.

Registration Rights

No holders of our securities are entitled to rights with respect to the registration of their securities under the Securities Act.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board of directors staggers terms of the three classes and has been implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board of directors, only one-third of the members of our board of directors is elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Size of Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•

the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but must consist of not less than three directors, which will prevent stockholders from circumventing the provisions of our classified board of directors;

•	directors may be removed only for cause; and

•

vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum, or by the sole remaining director, at any meeting of the board of directors.

Authorized Preferred Stock

Our amended and restated certificate of incorporation provides for the issuance by our board of directors, without stockholder approval, of shares of preferred stock, with voting power, designations, preferences and other special rights as may be determined in the discretion of our board of directors. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special stockholder meetings for any purpose may only be called by a majority of our board of directors, our chairman or our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, to the fullest extent permitted by Delaware corporate law, subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements and court costs) in advance of the final disposition of the proceeding.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

In addition, we have entered into indemnification agreements with each of our directors and named executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney’s fees, judgments, fines and settlements incurred in any action or proceeding. Your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.”

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering, we are also offering to the public 1,837,898 shares of our common stock (or 2,113,582 shares of our common stock if the underwriters of that offering exercise their option in full to purchase additional shares), at a public offering price of $54.41 per share, pursuant to a separate prospectus supplement in an underwritten public offering. Amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon the completion of the Concurrent Offering and the Concurrent Offering is not contingent upon the closing of this offering. We cannot assure you that the Concurrent Offering will be completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock acquired upon a conversion of a note. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes or the common stock acquired upon a conversion of a note. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock received upon a conversion of the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, conversion or integrated transaction or a straddle for U.S. federal income tax purposes, persons deemed to sell notes or common stock under the constructive sale provisions of the Code, or persons subject to special tax accounting rules as a result of any item of gross income with respect to notes or common stock being taken into account in an applicable financial statement). Finally, this discussion does not address the potential application of the Medicare contribution tax on net investment income, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock acquired upon a conversion of a note that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock acquired upon conversion of a note may be converted (other than a partnership, including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity treated as a partnership is an owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. An owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of such note or common stock.

U.S. Holders

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by at least a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the U.S. holder’s regular method of tax accounting. We expect, and the discussion below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Interest

We may be required to make payments of additional interest to U.S. holders of the notes under the circumstances described under “Description of Notes—Events of default” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid it would be an incidental amount, and therefore we intend to take the position that this possible payment of additional interest will not subject the notes to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to the notes). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position to the IRS. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid, in accordance with the U.S. holder’s regular method of tax accounting. U.S. holders should consult their own tax advisors regarding the tax consequences in the event we pay additional interest.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into shares of our common stock, the U.S. federal income tax consequences of which are described under “—Conversion of Notes” below, but including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in lieu of conversion”). The U.S. holder’s gain or loss will equal the difference between the proceeds received by it (other than amounts attributable to accrued but unpaid interest) and its tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The amount realized in an exchange in lieu of conversion would include the fair market value of our common stock received in such an exchange. The U.S. holder’s tax basis in the note generally will equal the amount it paid for the note, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if it held the note for more than one year, or short-term capital gain or loss if it held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. holders currently are taxed at reduced rates. Short-term capital gains of U.S. holders are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change may be treated as a taxable stock dividend. The U.S. holder’s aggregate tax basis in the common stock (excluding shares attributable to accrued interest) will equal the U.S. holder’s tax basis in the note, reduced by any basis allocated to a fractional share. The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note converted.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. holder’s tax basis in the common stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet included in income by a U.S. holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest will begin on the day after the date of conversion.

If we undergo certain corporate transactions, as described under “Description of Notes—Conversion rights—Recapitalizations, reclassifications and changes of our common stock” above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such corporate transaction had the notes been converted into our common stock immediately prior to such corporate transaction, except that such holders will not be entitled to receive make-whole shares unless such notes are converted in connection with the relevant make-whole fundamental change. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

Distributions

If, after a U.S. holder acquires any of our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a corporation, it would generally be able to claim a dividends-received deduction on the portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such U.S. holders’ proportionate interests in our earnings and profits or assets. In that case, the U.S. holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate U.S. holders of notes for taxable distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a make-whole fundamental change, as described under “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or during a redemption period” above, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders or increases the interests of U.S. holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of U.S. holders of the notes also could be treated as a taxable stock distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of U.S. holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Not all changes in the conversion rate that result in U.S. holders of notes receiving more common stock on conversion, however, increase such U.S. holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the U.S. holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property, as described above under “—Distributions.” U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividends would be eligible for the reduced rates (for non-corporate U.S. holders) or dividends-received deduction (for corporate U.S. holders) described in the previous paragraph.

We currently are required to report the amount of any deemed distributions on our website or to the IRS and holders of notes not exempt from reporting. The IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by it and its tax basis in the common stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of common stock will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the U.S. holder’s holding period in the common stock is one year or less, at the time of such disposition. Long-term capital gains of non-corporate U.S. holders are currently taxed at reduced rates. Short-term capital gains of U.S. holders are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to non-U.S. holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty) collected by means of withholding by the payor.

Payments of interest on the notes to most non-U.S. holders will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, subject to the FATCA and backup withholding discussions below, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “—Income or Gains Effectively Connected With a U.S. Trade or Business” below).

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described above apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Subject to the FATCA and backup withholding discussion below , non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Income or Gains Effectively Connected With a U.S. Trade or Business”;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States, would be subject to a flat 30% tax; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA), described below, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption, conversion or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “United States real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our real property worldwide and other business assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Subject to the FATCA and backup withholding discussion below, dividends paid to a non-U.S. holder on any common stock received on conversion of a note, and any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. federal withholding tax at a 30% rate. Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from interest and payments of cash or common stock upon conversion, repurchase or maturity of the notes or sales proceeds received by a holder, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those amounts may be set off against such payments of cash or common stock received by, or other funds or assets of, such holder.

The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “—Income or Gains Effectively Connected With a U.S. Trade or Business.”

Income or Gains Effectively Connected With a U.S. Trade or Business

If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and such holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the non-U.S. holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Withholding on Foreign Accounts

Provisions commonly referred to as “FATCA” may impose withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on interest and dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our notes or common stock paid to a foreign financial institution or to certain non-financial foreign entities, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements or (iii) is otherwise exempt from such rules. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may amend or supplement the general rules under FATCA. Under final regulations and published guidance, any obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity under the new legislation with respect to the gross proceeds of a sale or other disposition of our notes or common stock will not begin until January 1, 2019. Prospective investors should consult their tax advisors regarding this legislation.

Backup Withholding and Information Reporting

Persons who make specified payments generally are required to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 24%.

Interest or dividends (including constructive dividends) paid to U.S. holders generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt recipient, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest or dividends (including constructive dividends) paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest or dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends or interest may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder under the backup withholding rules will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers and as underwriters in connection with this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of the notes listed next to its name in the following table:

Name	Principal Amount of Notes
J.P. Morgan Securities LLC	163,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	136,500,000

Total	$300,000,000

The underwriters are offering the notes subject to acceptance of the notes from us. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ option to purchase additional notes described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

We have granted the underwriters a 30-day option to purchase up to an additional $45,000,000 aggregate principal amount of notes from us. If any additional notes are purchased with this option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered and in approximately the same proportion as shown in the table above.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The following table shows the public offering price, underwriting discounts and commissions to be paid to the underwriters and proceeds, before estimated offering expenses, to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Per Note	Without option exercise	With full option exercise
Public offering price	100%	$300,000,000	$345,000,000
Underwriting discounts and commissions	2.75%	$8,250,000	$9,487,500
Proceeds, before expenses, to us	97.25%	$291,750,000	$335,512,500

Pursuant to the terms of the underwriting agreement, we have agreed to reimburse the underwriters for certain expenses, including reasonable fees and expenses of counsel, relating to certain aspects of this offering in an amount up to $10,000. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.7 million.

We have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have agreed, subject to limited exceptions, that we will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities (regardless of whether any such transaction described in clause (1) or (2) above are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, for a period of 60 days after the date of this prospectus supplement. Subject to certain limitations, this agreement does not apply to, among other things, (i) the sale of the notes to the underwriters pursuant to the underwriting agreement or the issuance of the shares of common stock offered in the Concurrent Offering, (ii) issuances of options or other equity awards pursuant to employee equity incentive plans existing on, or upon the conversion, exercise or exchange of convertible or exchangeable securities outstanding as of the date of this offering, (iii) the filing of any registration statement on Form S-8 or a successor form thereto relating to any shares of common stock granted under any employee equity incentive plans, or (iv) the issuance of securities in connection with the acquisition by us of the securities, business, property or other assets of another person or entity, or the issuance of securities in connection with joint ventures, commercial relationships or other strategic transactions, provided that the securities issued pursuant to this clause (iv) shall not exceed 5% of our common stock in the aggregate on the date of this prospectus supplement.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities (regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise), or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Each of the lock-up agreements contains certain exceptions, including transfers of shares as a bona fide gift or by will or intestacy; transfers to certain entities or persons affiliated with the stockholder; transfers of shares to any trust, the sole beneficiaries of which are the transferor and/or its immediate family members; the establishment of any contract, instruction or plan complying with Rule 10b5-1 promulgated under the Exchange Act (provided that no sales pursuant to such newly-established contract, instruction or plan may occur prior to the expiration of the 60-day period referred to above); transfers or sales pursuant to existing contracts, instructions or plans complying with Rule 10b5-1 promulgated under the Exchange Act that have been entered into prior to the date of the lock-up agreements; or transfers or sales to cover tax withholding obligations in connection with the vesting of restricted stock units; provided that in the case of each of the above (except transfers by will or intestacy or transfers or sales pursuant to a contract, instruction or plan complying with Rule 10b5-1 promulgated under the Exchange Act and sales to cover tax withholding obligations), each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in this paragraph and no transaction includes a disposition for value.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it otherwise would be.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those notes as part of this offering may be required to repay the underwriting discount received by them.

A prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by the underwriters or by their respective affiliates. The underwriters may agree to allocate a number of notes for sale to their online brokerage account holders. Internet distributions will be made by the underwriters on the same basis as other allocations.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the notes in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the notes you undertake to us that you will not, for a period of 12 months from the date of issue of the notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in China

This prospectus supplement does not constitute a public offer of the notes, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The notes are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the notes or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Clovis Oncology, Inc. appearing in Clovis Oncology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Clovis Oncology, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Prospectus

COMMON STOCK

DEBT SECURITIES

We may offer and sell, separately or concurrently, our common stock and debt securities from time to time in one or more offerings. This prospectus describes the general terms of our common stock and debt securities and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and any applicable prospectus supplement or free writing prospectuses before you invest.

We may offer our securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. In addition, selling stockholders to be named in a prospectus supplement may offer to sell shares of our common stock from time to time in one or more offerings. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.” On April 13, 2018 the last reported sale price of our common stock on the Nasdaq Global Select Market was $60.64 per share.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase shares of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We or any selling stockholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is April 16, 2018

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we or a selling stockholder may from time to time offer to sell securities in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we or a selling stockholder offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Clovis Oncology®, the Clovis logo and Rubraca™ are trademarks of Clovis Oncology, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc. together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.clovisoncology.com, go to Investors & News/SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, relating to our securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date we terminate the offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 27, 2018;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 26, 2017, and the additional definitive proxy soliciting materials, as filed with the SEC on April 26, 2017;

•	our Current Reports on Form 8-K, as filed with the SEC on July 7, 2017 and April 10, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on November 10, 2011, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, or contact Investor Relations at (303) 625-5000.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned non-clinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and unless required by law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Please refer to the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus or any accompanying prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

ABOUT CLOVIS

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. We target our development programs for the treatment of specific subsets of cancer populations, and simultaneously develop, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use.

Our marketed product Rubraca® (rucaparib) is approved in the United States by the Food and Drug Administration, or FDA, for two indications, encompassing two settings for the treatment of recurrent epithelial ovarian, fallopian tube or primary peritoneal cancer.

Our Marketing Authorization Application, or MAA, submitted to the European Union’s European Medicines Agency, or EMA, for an ovarian cancer treatment indication for Rubraca is currently under review.

Beyond our initial labeled indication, we have a robust Rubraca clinical development program underway in a variety of solid tumor types, including prostate and bladder cancers, and in July 2017, we entered into a broad clinical collaboration with Bristol-Myers Squibb Company to evaluate the combination of their immunotherapy Opdivo® (nivolumab) with Rubraca in several tumor types.

We hold worldwide rights for Rubraca. In June 2011, we obtained an exclusive, worldwide license from Pfizer to develop and commercialize rucaparib. U.S. Patent 6,495,541, and its equivalent counterparts issued in dozens of countries, directed to the rucaparib composition of matter, expire in 2020 and are potentially eligible for up to five years patent term extension in various jurisdictions. We believe that patent term extension under the Drug Price

Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) could be available to extend our patent exclusivity for rucaparib to the fourth quarter of 2023 in the United States. In Europe, we believe that patent term extension under a supplementary protection certificate could be available for an additional five years to at least 2025. In April 2012, we obtained an exclusive license from AstraZeneca under a family of patents and patent applications which will permit the development and commercialization of rucaparib for certain methods of treating patients with PARP inhibitors. Additionally, other patents and patent applications are directed to methods of making, methods of using, dosing regimens, various salt and polymorphic forms and formulations and have expiration dates ranging from 2020 through potentially 2035, including the camsylate salt/polymorph patent family licensed from Pfizer, which expires in 2031 and a patent application directed to high dosage strength rucaparib tablets that, if issued, will expire in 2035. We are aware of a number of challenges of salt and polymorph patents. Two oppositions were filed in the granted European counterpart of the rucaparib camsylate salt/polymorph patent on June 20, 2017. European oppositions are commonly filed against patents related to pharmaceutical products. The grounds of opposition related to Rubraca were lack of novelty and lack of inventive step. The novelty and inventive step challenges are based on prior art references (or closely related disclosures) that were previously raised by the European patent examiner during prosecution of the application. The claims of the granted patent were found to be patentable over this prior art. A preliminary opinion and summons to oral proceedings were issued on April 4, 2018. The oral hearing is scheduled for December 4, 2018. The preliminary opinion provides a non-binding indication of the tribunal’s view. In the preliminary opinion the tribunal agree with some of our positions and agree with certain objections made by the opponents. As part of the proceeding we have the opportunity to submit further argument and pursue alternative claims in the form of auxiliary requests. While the ultimate results of patent challenges can be difficult to predict, we believe a number of factors, including a constellation of unexpected properties, support the novelty and non-obviousness of our rucaparib camsylate salt/polymorph composition of matter patent. We believe a successful challenge of all claims relevant to Rubraca would be difficult. On March 8, 2018, we received a notice of allowance in the United States for our high dosage strength rucaparib tablets patent application. After the issue fee was paid, we received an action in its European counterpart based on a publication not previously considered in the United States application, and on April 11, 2018 we submitted that reference for consideration with respect to the United States patent application. We believe that, if issued, this patent will include claims that cover the commercial Rubraca product, including all commercial dosage strengths and will expire in 2035. Additionally, in Europe, regulatory exclusivity is available for ten years, plus one year for a new indication, therefore, we believe that we will have regulatory exclusivity for Rubraca in Europe, pending European Commission approval of the treatment indication, expected in the second quarter of 2018, and an additional indication, if approved, until at least 2029.

We have built our organization to support innovative oncology drug development for the treatment of specific subsets of cancer populations. To implement our strategy, we have assembled an experienced team with core competencies in global clinical and non-clinical development, regulatory operations and commercialization in oncology, as well as conducting collaborative relationships with companies specializing in companion diagnostic development.

We were incorporated under the laws of the State of Delaware in April 2009. Our principal executive offices are located at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, and our telephone number is (303) 625-5000. Our website address is www.clovisoncology.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, including those described under “Cautionary Note Regarding Forward-Looking Statements.” Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges in each of the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

Year ended December 31,
2017	2016	2015	2014	2013
—	—	—	—	—

For the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, we had earnings to fixed charges deficiencies of $350.0 million, $381.2 million, $381.9 million, $157.7 million and $84.5 million, respectively.

For the purposes of computing this ratio, “earnings” consist of income (loss) before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of the sum of: (a) interest expense; (b) amortized discounts; and (c) an estimate of the interest within rental expense.

We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, including funding of our development programs, commercial planning and sales and marketing expenses, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds from any sale of our securities offered under this prospectus may be set forth in the prospectus supplement relating to a specific offering. We will not receive any proceeds from sales by selling stockholders.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our common stock offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing shares of our common stock in an offering under this prospectus:

•	the net tangible book value per share of our common stock before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF COMMON STOCK

The following summary describes our common stock. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding preferred stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our amended and restated certificate of incorporation authorizes us to issue up to 100 million shares of common stock, par value $0.001 per share.

As of December 31, 2017, 50,565,119 shares of our common stock were outstanding.

As of December 31, 2017, options to purchase 5,789,735 shares of our common stock at a weighted average exercise price of $46.77 per share were outstanding.

As of December 31, 2017, 589,529 shares of our common stock were issuable upon the vesting of restricted stock units outstanding.

DESCRIPTION OF OTHER CAPITAL STOCK AND GOVERNING DOCUMENTS

The following summary describes our other capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock par value $0.001 per share, in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of December 31, 2017, no shares of our preferred stock were outstanding.

Registration Rights

No holders of our securities are entitled to rights with respect to the registration of their securities under the Securities Act.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board of directors staggers terms of the three classes and has been implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board of directors, only one-third of the members of our board of directors is elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Size of Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•

the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but must consist of not less than three directors, which will prevent stockholders from circumventing the provisions of our classified board of directors;

•	directors may be removed only for cause; and

•

vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum, or by a sole remaining director, at any meeting of the board of directors.

Authorized Preferred Stock

Our amended and restated certificate of incorporation provides for the issuance by our board of directors, without stockholder approval, of shares of preferred stock, with voting power, designations, preferences and other special rights as may be determined in the discretion of our board of directors. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special stockholder meetings for any purpose may only be called by a majority of our board of directors, our chairman or our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, to the fullest extent permitted by Delaware corporate law, subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements and court costs) in advance of the final disposition of the proceeding.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

In addition, we have entered into indemnification agreements with each of our directors and named executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney’s fees, judgments, fines and settlements incurred in any action or proceeding. Your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.”

DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct obligations of the Company and will be either senior or subordinated debt securities and may be either secured or unsecured. We will issue the debt securities under an indenture that we will enter into with a trustee named in the indenture. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities. For purposes of this description of debt securities, references to “the Company,” “we,” “our” and “us” refer only to Clovis Oncology, Inc. and not to its subsidiaries.

General

We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe with respect to the particular series of debt securities offered:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of debt securities which we may issue;

•	the date or dates on which the debt securities will mature and the amount of principal which will be payable when the debt securities mature;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable;

•	any provisions regarding our right to repurchase or redeem debt securities or of holders to require us to repurchase or redeem debt securities;

•	whether the debt securities are senior or subordinated debt securities, and if subordinated debt securities, the terms of such subordination;

•

the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other terms of the debt securities, which may be different from the terms set forth in this prospectus.

The indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•

our default in payment of the principal of or premium, if any, on any debt securities when it becomes due and payable at its stated maturity or upon redemption, acceleration or otherwise, of any series beyond any applicable grace period specified in a supplemental indenture;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 90 days after notice in the observance or performance of any other covenants or agreements with regard to any debt securities of a series or the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

The indenture will provide that the trustee will give to the holders of any debt securities of a series notice of any default with regard to such debt securities of that series known to the trustee (upon receipt in writing by a trust officer), within 90 days after it occurs; provided, that, except in the case of a default in the payment of the principal of, or premium, if any, or interest on any debt security, the trustee will be protected in withholding notice of the default if and so long as a committee of its trust officers in good faith determines it in the interest of the holders of the series to do so.

The indenture will provide that, if any event of default occurs and is continuing, the trustee, by notice to us, or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding, by notice to us and the trustee, may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all events of default (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

We and the trustee under the indenture may:

•

without the consent of holders of debt securities, modify the indenture to (i) cure errors, omissions, defects, inconsistencies or ambiguities, (ii) comply with covenants in the indenture described below under the heading “Mergers and Other Transactions,” (iii) establish the form and terms of any debt securities of any series as contemplated in the indenture, (iv) provide for uncertificated debt securities in addition to or in place of certificated debt securities or (v) amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities, provided that any amendment, modification or supplement that conforms the indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of holders; or

•

We and the trustee may also (i) amend or supplement the indenture or the debt securities without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding or (ii) supplement the indenture with regard to a series of debt securities, amend or supplement a supplemental indenture relating to a series of debt securities, or amend the debt securities of a series, without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding. The holders of a majority in principal amount of the debt securities of all series then outstanding may waive compliance by us with any provision of the indenture or the debt securities without notice to any holder. The holders of a majority in principal amount of the debt securities of any series then outstanding may waive compliance with any provision of the indenture, any supplemental indenture or the debt securities of that series with regard to the debt securities of that series without notice to any holder. However, without the consent of the holder so affected, no amendment, supplement or waiver, including a waiver of existing events of default, may: extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, reduce the percentage of debt securities required to consent to an amendment, supplement or waiver, reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may or will be redeemed, modify the provisions of any supplemental indenture with respect to subordination of any debt securities of a series in a manner adverse to the holders or make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, to demand conversion and to waive existing events of default.

Mergers and Other Transactions

The indenture will provide that we may not consolidate with or merge into any other entity, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, is a corporation organized and existing under the laws of the United States of America, a State of the United States of America or the District of Columbia, and assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing and (3) we have delivered to the trustee an officers’ certificate and an opinion of counsel, stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture (or the supplemental indentures together) comply with this section and that all the conditions precedent relating to the transaction set forth in this section have been fulfilled.

The indenture will provide that upon any event described in the immediately preceding paragraph, the successor entity will succeed to and be substituted for us, and may exercise every right of ours under the indenture and each supplemental indenture relating to outstanding series of debt securities, and the predecessor entity will be relieved of all obligations and covenants under the indenture and each supplemental indenture.

Concerning the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with regard to that series or of exercising any trust or power conferred on the trustee with regard to the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or, subject to the indenture, that the trustee determines is unduly prejudicial to the rights of other holders or that would involve the trustee in personal liability; provided, however, that the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. Prior to taking any action as a result of a direction given under this paragraph, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking that action. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill in their exercise, as a prudent person would exercise in the conduct of his or her own affairs, provided that, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee indemnity or security satisfactory to the trustee.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We and any selling stockholder may sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

•	to or through one or more underwriters, brokers or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We may distribute our securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of our common stock being offered by this prospectus.

The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Offers to purchase our securities being offered by this prospectus may be solicited directly. In addition, agents to solicit offers to purchase our securities may be designated from time to time. The securities being offered by this prospectus may be sold by any method permitted by law, including sales of our common stock deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales of our common stock made directly on the Nasdaq Global Select Market, on any other existing trading market for shares of our common stock or to or through a market maker. Any agent involved in the offer or sale of our securities will be named in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, our securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, any selling stockholders or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

The applicable prospectus supplement will provide any compensation paid to underwriters, dealers or agents in connection with the offering of our securities and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. Agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof may be entered into. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

Our securities may or may not be listed on a national securities exchange. To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more the securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Underwriters, dealers or agents may be authorized to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Derivative transactions may be entered into with third parties, or securities not covered by this prospectus may be sold to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, our securities may be otherwise loaned or pledged to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us or any selling stockholders, or perform services for us or any selling stockholders, in the ordinary course of business.

LEGAL MATTERS

The validity of our securities offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Clovis Oncology, Inc. appearing in Clovis Oncology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Clovis Oncology, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$300,000,000

1.25% Convertible Senior Notes due 2025

Prospectus Supplement

Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

April 16, 2018